Exhibit 5

                                Nixon Peabody LLP
                         Attorneys and Counselors at Law
                      Clinton Square, Post Office Box 1051
                         Rochester, New York 14603-1051
                   Phone: (716) 263-1000, Fax: (716) 263-1600
                                November 18, 1999

Detection Systems, Inc.
130 Perinton Parkway
Fairport, New York 14450

Gentlemen:

       We have acted as counsel to Detection Systems, Inc. (the "Company") in connection with the Registration Statement on form S-8 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to 50,000 shares of Common Stock of the Company, par value $.05 per share, pursuant to the Company's Non-Employee Director Stock Option Plan (the "Plan").

       We have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and other corporate records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Certificate of Incorporation of the Company, as amended to the date hereof, (ii) the By-laws of the Company, as amended to the date hereof, (iii) copies of certain resolutions duly adopted by the Board of Directors and shareholders of the Company and (iv) the Plan.

     Based upon and subject to the foregoing, and after (a) the above-referenced Registration Statement becomes effective with the Securities and Exchange Commission under the Act and assuming that such effectiveness remains in effect throughout the period during which shares of Common Stock are offered and sold pursuant to the Plan, (b) the shares of Common Stock to be offered and sold pursuant to the Plan have, if required, been duly qualified or registered, as the case may be, for sale under applicable state securities laws and all applicable securities laws are complied with, (c) all necessary action by the Board of Directors or Compensation Committee of the Board of Directors of the Company shall have been taken to duly authorize the offer, issuance and sale of Common Stock to be offered and sold pursuant to the Plan, and (d) the shares of Common Stock to be offered and sold pursuant to the Plan have been delivered pursuant to and in accordance with the terms of the Plan and related agreements and instruments, we are of the opinion that the 50,000 shares of Common Stock to be offered and sold pursuant to the Plan will have been duly authorized, validly issued, fully paid and non-assessable.

       We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for your benefit in connection with the transactions described above and, except as provided in the immediately preceding paragraph, may not be otherwise communicated to, reproduced, filed publicly or relied upon by, any other person or entity for any other purpose without our express prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of our opinions as of a later date.

                                                           Very truly yours,
                                                           /s/ Nixon Peabody LLP